UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

Amendment No. 1

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

Luckin Coffee Inc.

(Exact name of Registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

28th Floor, Building T3, Haixi Jingu Plaza

1-3 Taibei Road

Siming District, Xiamen City, Fujian

People’s Republic of China, 361008

(Address of principal executive offices)

Securities to be registered pursuant to Section 12(g) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Ordinary Share Purchase Rights	OTC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☒

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement file number to which this form relates: Not Applicable

Securities to be registered pursuant to Section 12(b) of the Act: None

EXPLANATORY NOTE

This Amendment No. 1 to Form 8-A amends and supplements the Registration Statement on Form 8-A filed by Luckin Coffee Inc., a company incorporated under the laws of the Cayman Islands (the “Company”), with the Securities and Exchange Commission (the “SEC”) on October 15, 2021 (including the exhibits thereto, the “Form 8-A”), relating to the Rights Agreement dated as of October 14, 2021 between the Company and American Stock Transfer & Trust Company, LLC.

Capitalized terms used without definition herein shall have the meaning set forth in the Rights Agreement, as it was amended by the Amendment No.1 dated as of October 10, 2024 to the Rights Agreement dated as of October 14, 2021 (the “Amendment No. 1” and, together with the Rights Agreement dated as of October 14, 2021, the “Rights Agreement”).

ITEM 1.	DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED.

Item 1 of the Form 8-A is amended and supplemented by adding the following:

On October 10, 2024, the Company and Equiniti Trust Company, LLC (f/k/s American Stock Transfer & Trust Company, LLC), as Rights Agent (the “Rights Agent”) entered into the Amendment No. 1 to: (a) extend the expiration date of the Rights Agreement to October 14, 2027; and (b) update the notice address of the Company.

The foregoing summary of Amendment No. 1 does not purport to be complete and is qualified in its entirety by reference to (i) the Amendment No. 1, which was filed as Exhibit 4.1 of the Company’s Current Report on Form 6-K, filed on October 10, 2024, and (ii) the Rights Agreement dated as of October 14, 2021 (including the forms of Rights Certificate and Election to Exercise as Exhibit A), which was filed as Exhibit 4.1 of the Company’s Current Report on Form 6-K, filed on October 14, 2021. Each of these is attached hereto and incorporated herein by reference.

ITEM 2.	EXHIBITS.

Exhibit No.	Description

4.1	Amendment No. 1 dated as of October 10, 2024 to the Rights Agreement dated as of October 14, 2021, between Luckin Coffee Inc. and Equiniti Trust Company, LLC (f/k/a American Stock Transfer & Trust Company, LLC), as Rights Agent (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 6-K, filed on October 10, 2024).

4.2	Rights Agreement, dated as of October 14, 2021 between Luckin Coffee Inc. and American Stock Transfer & Trust Company, LLC, as Rights Agent, including as Exhibit A the forms of Rights Certificate and of Election to Exercise (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 6-K, filed on October 14, 2021).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

Luckin Coffee Inc.

By:	/s/ Jinyi Guo
Name:	Jinyi Guo
Title:	Chairman and Chief Executive Officer

October 10, 2024

EXHIBIT INDEX

Exhibit No.	Description

4.1	Amendment No. 1 dated as of October 10, 2024 to the Rights Agreement dated as of October 14, 2021, between Luckin Coffee Inc. and Equiniti Trust Company, LLC (f/k/a American Stock Transfer & Trust Company, LLC), as Rights Agent (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 6-K, filed on October 10, 2024).

4.2	Rights Agreement, dated as of October 14, 2021 between Luckin Coffee Inc. and American Stock Transfer & Trust Company, LLC, as Rights Agent, including as Exhibit A the forms of Rights Certificate and of Election to Exercise (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 6-K, filed on October 14, 2021).

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